Exhibit 99.1


PHANTOM FIBER SELLS PRIME BATTERY BUSINESS TO WIRELESS AGE COMMUNICATIONS INC.

Press Release
September 16, 2004

TORONTO - (BUSINESS WIRE) - September 16, 2004 - Phantom Fiber Corporation (OTCBB: PHMF), the leading provider of secure wireless technology and mobile solutions, announced today that is has sold the Prime Battery Business to Wireless Age Communications Inc. (OTCB: WLSA) as part of a purchase and sale agreement. The Prime Battery Business was retained by Phantom Fiber Corporation during its acquisition by Pivotal Self-Service Technologies Inc.

As indicated in the Proxy Statement issued June 16, 2004, Pivotal Self-Service Technologies Inc. made the decision to dispose of the battery business and seek new opportunities after analysis indicated that the Battery Business would require substantial working capital financing to reach critical mass. Under terms of the purchase and sale agreement, Phantom Fiber Corporation will receive 700,000 common shares of Wireless Age Communications Inc. In addition, Wireless Age Communications Inc. will issue 200,000 additional common shares as an earn out over a one year period from closing.

Jeff Halloran, President and CEO for Phantom Fiber Corporation stated, "The Prime Battery Business never represented a core competence for the Company and offered limited synergistic benefits to continuing business operations. By selling the battery business, Phantom Fiber can continue to focus on its core business of secure wireless technology, transactions and mobile solutions."

John G. Simmonds, CEO for Wireless Age Communications Inc. stated, "The key asset in the Prime Battery Business is the distribution agreement and business relationship with Shenzhen Konnoc Battery Industrial Co. Ltd. We remain committed to making the battery business division of our Company a success. The acquisition of this remaining piece will allow us to fully realize on the opportunity we create. We believe that the full potential of this business relationship has yet to be exploited - particularly in the area of licensed battery and flashlight products."

As the leading provider of secure wireless technology and mobile solutions, Phantom Fiber has launched an innovative wireless software framework that empowers enterprises to efficiently deploy commercial and productivity applications with high performance functionality onto java-enabled phones, smartphones and PDA phones across many communication platforms. Phantom Fiber delivers robust and secure, client / server applications, which are able to generate real revenue models and measurable returns. With solutions built for e-commerce, finance, field service, health and entertainment, the technology extends at anytime from anywhere to the hands of a mobile user. For more details on the company, technology and products, please visit www.phantomfiber.com.

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This release includes projections of future results and "forward-looking statements" as that term is defined in Sections 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

About Phantom Fiber Corporation

Phantom Fiber Corporation is the market leader in wireless technology and mobile solutions that empowers any application requiring high performance functionality on today's mobile devices and wireless data communication networks. Phantom Fiber's success is due to its unique ability to deliver a rich client experience without compromising on performance or security. Phantom Fiber extends the enterprise reach anytime, anywhere, on any device. For more information, please visit www.phantomfiber.com.

About Wireless Age Communications, Inc.

Wireless Age is in the business of operating retail cellular and telecommunications outlets in cities in western Canada, and also in the wholesale business of distributing prepaid phone cards, wireless accessories, land mobile radios and various battery and ancillary electronics products in Canada.

Wireless Age's retail operations are conducted through its 89% owned subsidiary Wireless Age Communications, Ltd., and its wholesale operations are conducted through its wholly owned subsidiaries Prime Wireless Corporation, Wireless Source Distribution, Ltd. (including the A.C. Simmonds & Sons division) and Marlon Distributions Ltd.

Wireless Age recently also agreed, subject to certain terms and conditions, to acquire MaxTel Wireless Inc. in southwestern Ontario and has agreed to fund the development of Niagara Region Wireless Project with Knowlton Pass Electronics Inc. MaxTel Wireless and Knowlton Pass form the cornerstone of the Company's Wireless Works business segment.

Wireless Age also has an investment in RELM Wireless Corporation that designs, manufactures and markets wireless communications equipment consisting of land mobile radios and base station components and systems.

For more information, please visit www.thewirelessage.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Redwood Consultants LLC
Jens Dalsgaard

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Managing Director
(415) 884-0348
Email: JNSD@aol.com

OR

Phantom Fiber Corporation
Jeff Halloran
President and CEO
(416) 703-4007
Email: jeff@phantomfiber.com
www.phantomfiber.com

OR

Wireless Age Communications Inc.
John G. Simmonds
Chief Executive Officer
(905) 833-3838 ext 223